Exhibit 12(b)

CONSENT OF DECHERT LLP

April 23, 2013

College Retirement Equities Fund

730 Third Avenue

New York, NY10017-3206

Re:	College Retirement Equities Fund Post-Effective Amendment No. 47 to Registration Statement on Form N-3 (File Nos. 33-00480 and 811-04415)

Dear Ladies and Gentlemen:

We hereby consent to the use of our name under the caption “Legal Matters” in the Statement of Additional Information filed as a part of Post-Effective Amendment No. 47 to CREF’s Registration Statement, unless and until we revoke such consent. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP
Dechert LLP